SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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STIFEL FINANCIAL CORP.

(Name of Registrant as Specified in Its Charter)

(Name of Person Filing Proxy Statement if other than the Registrant)

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Stifel Financial Corp.
One Financial Plaza
501 North Broadway
St. Louis, Missouri 63102-2102

April 11, 2003

Dear Stockholder:

We cordially invite you to attend Stifel Financial Corp.'s annual stockholders' meeting. The meeting will be held on Monday, May 12, 2003, at 11 a.m. in the Founders Hall, 2nd Floor, One Financial Plaza, 501 North Broadway, St Louis, Missouri. One Financial Plaza is located on the southwest corner of Washington and Broadway in downtown St. Louis.

At the meeting, stockholders will vote on a number of important matters. Please take the time to carefully read each of the proposals described in the attached proxy statement.

Thank you for your support of Stifel.

Sincerely,

/s/ Ronald J. Kruszewski
Ronald J. Kruszewski
Chairman of the Board
and Chief Executive Officer

_____________________________________________________________________________________

This proxy statement and the accompanying proxy card are being mailed to
Stifel stockholders beginning about April 11, 2003.

STIFEL FINANCIAL CORP.
ONE FINANCIAL PLAZA
501 NORTH BROADWAY
ST. LOUIS, MISSOURI 63102-2102
(314) 342-2000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 12, 2003

Dear Stockholder:

The annual meeting of stockholders of Stifel Financial Corp. will be held in the Founders Hall, 2nd Floor, One Financial Plaza, 501 North Broadway, St. Louis, Missouri, on Monday, May 12, 2003, at 11:00 a.m., for the following purposes:

1.	To elect three Class II directors to hold office for a term of three years or until their successors shall have been duly elected and qualified;
2.	To approve and adopt the amendment and restatement of the Stifel Financial Corp. 2001 Incentive Stock Plan;
3.	To ratify the appointment of Deloitte & Touche LLP as independent auditors for 2003; and
4.	To consider and act upon such other business as may properly come before the meeting and any adjournment thereof.

Our board of directors has fixed the close of business on March 17, 2003 as the record date for the determination of stockholders entitled to receive notice of and to vote at the annual meeting and any adjournment thereof. A stockholder list dated as of the record date will be available for inspection by any stockholder at our offices in St. Louis, Missouri for ten days prior to the annual meeting.

We cordially invite you to attend the annual meeting. Even if you plan to be present at the meeting in person, you are requested to date, sign and return the enclosed proxy card in the envelope provided so that your shares will be represented. The mailing of an executed proxy card will not affect your right to vote in person should you later decide to attend the annual meeting.
By Order of the Board of Directors
/s/ Marcia J. Kellams
Marcia J. Kellams, Secretary
April 11, 2003
St. Louis, Missouri

ABOUT THE ANNUAL MEETING

WHO IS SOLICITING MY VOTE?

Our board of directors is soliciting your vote at the 2003 annual meeting of stockholders.

WHAT WILL I BE VOTING ON?

  Election of directors (see page 6).
  Approval and adoption of the amendment and restatement of our 2001 Incentive Stock Plan (see page 16).
  Ratification of Deloitte & Touche LLP as our independent auditors for 2003 (see page 22).

HOW MANY VOTES DO I HAVE?

You will have one vote for every share of common stock you owned on the record date, March 17, 2003, for each of the directors to be elected and on each proposal presented at the annual meeting. There is no cumulative voting in the election of directors.

HOW MANY VOTES CAN BE CAST BY ALL STOCKHOLDERS?

7,101,577, consisting of one vote for each of the shares of common stock that were outstanding on the record date.

HOW MANY VOTES MUST BE PRESENT TO HOLD THE MEETING?

3,550,789 votes, which represents a majority of the votes that can be cast at the annual meeting. We urge you to vote by proxy even if you plan to attend the annual meeting so that we will know as soon as possible that enough votes will be present for us to hold the meeting.

DOES ANY SINGLE STOCKHOLDER CONTROL AS MUCH AS 5 PERCENT OF ANY CLASS OF STIFEL'S COMMON STOCK?

There are five stockholders that beneficially own over 5 percent of our common stock (see page 5).

HOW DO I VOTE?

You can vote either by proxy with or without attending the annual meeting or in person at the annual meeting.

To vote by proxy, you must either:

  If your shares are registered in your name at UMB Bank, n.a. (our transfer agent), you must fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage-paid envelope.
  If you hold your stock through a securities broker (that is, in street name), you must either:
    fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage-paid envelope, vote by telephone (instructions are on the proxy card), or vote by Internet (instructions are on the proxy card).

Our employees who participate in our employee benefit plans may vote on our Intranet or may have their proxy card mailed to them.

If you want to vote in person at the annual meeting, and you hold your stock through a securities broker (that is, in street name), you must obtain a proxy from your broker and bring that proxy to the meeting.

CAN I CHANGE MY VOTE?

Yes. Just send in a new proxy card with a later date, or cast a new vote by telephone, Internet or Intranet, or send a written notice of revocation to our corporate secretary at the address on the cover of this proxy statement. If you attend the annual meeting and want to vote in person, you can request that your previously submitted proxy not be used.

WHAT IS THE VOTE REQUIRED TO ELECT DIRECTORS OR TO APPROVE THE TWO PROPOSALS?

  A plurality of votes cast is required to elect directors, therefore, the three nominees receiving the highest vote totals will be elected as directors.
  Approval and adoption of the amendment and restatement of our 2001 Incentive Stock Plan requires a majority of votes cast on the proposal, provided that the total vote cast on the proposal represents over 50 percent of our outstanding shares.
  Ratification of Deloitte & Touche LLP as our independent auditors for 2003 requires that a majority of the shares present at the annual meeting be cast in favor of the ratification.

WHAT IF I DON'T VOTE FOR SOME OF THE MATTERS LISTED ON MY PROXY CARD?

If you return a proxy card without indicating your vote, your shares will be voted for all of the nominees listed on the card, in favor of the amendment and restatement of our 2001 Incentive Stock Plan and in favor of the ratification of the appointment of Deloitte & Touche LLP as our auditors for 2003.

WHAT IF I VOTE "WITHHOLD AUTHORITY" OR "ABSTAIN"?

Shares voted to "withhold authority" in the election of directors will be deemed to be present at the meeting but not voted for a nominee. A vote to "abstain" on the proposal to approve and adopt the amendment and restatement of our 2001 Incentive Stock Plan or the proposal to ratify Deloitte & Touche LLP as our independent auditors for 2003 will be counted as a share present at the meeting and will have the effect of a vote against the proposal.

CAN MY SHARES BE VOTED IF I DON'T RETURN MY PROXY CARD AND DON'T ATTEND THE ANNUAL MEETING?

If you don't vote your shares held in street name, your broker can vote your shares on any routine matter scheduled to come before the meeting.

The election of directors and the ratification of auditors are typically considered routine matters for voting purposes. If your broker does not have discretion to vote your shares held in street name on a particular proposal and you don't give your broker instructions on how to vote your shares, the votes will be broker "non-votes," and will not be voted. If you don't vote your shares held in your name, your shares will not be voted.

COULD OTHER MATTERS BE DECIDED AT THE ANNUAL MEETING?

We don't know of any other matters that will be considered at the annual meeting. If a stockholder proposal that was excluded from this proxy statement is brought before the meeting, we will vote the proxies against the proposal. If any other matters arise at the annual meeting, the proxies will be voted at the discretion of the proxy holders.

WHAT HAPPENS IF THE MEETING IS POSTPONED OR ADJOURNED?

Your proxy will still be good and may be voted at the postponed or adjourned meeting.

HOW CAN I ACCESS STIFEL'S PROXY MATERIALS AND ANNUAL REPORT ELECTRONICALLY?

This proxy statement and the 2002 annual report are available on our Internet site at www.stifel.com. Most stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail.

STIFEL FINANCIAL CORP.
501 NORTH BROADWAY
ST. LOUIS, MISSOURI 63102
(314) 342-2000
PROXY STATEMENT

For Annual Meeting of Stockholders to be

Held on Monday, May 12, 2003

GENERAL

This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of Stifel Financial Corp. for use at the annual meeting of stockholders to be held on Monday, May 12, 2003, at 11:00 a.m., in the Founders Hall, 2nd Floor, One Financial Plaza, 501 North Broadway, St. Louis, Missouri, and any adjournment thereof, for the purposes set forth in the accompanying notice of annual meeting of stockholders.

This proxy statement, the notice of annual meeting and the accompanying proxy card were first mailed to our stockholders on April 11, 2003.

All proxies will be voted in accordance with the instructions contained in the proxy. If no choice is specified, proxies will be voted in favor of the election of each of the nominees for director proposed by the board of directors in Proposal I, in favor of the amendment and restatement of our 2001 Incentive Stock Plan in Proposal II and in favor of the ratification of the appointment of Deloitte & Touche LLP as our independent auditors for 2003 in Proposal III, each as recommended by the board of directors. A stockholder who executes a proxy may revoke it at any time before it is voted by delivering another proxy to us bearing a later date, by submitting written notice of such revocation to the corporate secretary or by personally appearing at the annual meeting and casting a vote in person.

A plurality of the votes cast is required for the election of directors, which means that the three nominees for director receiving the highest vote totals will be elected as directors. As a result, a designation on the proxy that the stockholder is "withholding authority" to vote for any or all nominees does not have an effect on the results of the vote for the election of directors, although shares voted in this manner will be considered as present for quorum purposes. Each share will have one vote for the election of each director. There is no cumulative voting in the election of directors.

The approval of the amendment and restatement of our 2001 Incentive Stock Plan requires the affirmative vote of a majority of votes cast on the proposal, provided that the total vote cast on the proposal represents over 50 percent of our outstanding shares. Therefore, shares subject to abstention will be considered as present for quorum purposes and will have the effect of a vote against this proposal. A broker "non-vote" will have no effect on this proposal.

The ratification of the appointment of Deloitte & Touche LLP as our independent auditors requires the affirmative vote of a majority of the shares present and entitled to vote at the meeting. For purposes of determining the vote required for the approval of this matter, abstentions and broker "non-votes" will be treated as present and entitled to vote on such matter. Therefore, abstentions and broker "non-votes" will have the effect of a vote against the ratification of Deloitte & Touche LLP as auditors. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker "non-votes" are counted for purposes of determining whether a quorum exists only if such shares are voted on a matter presented at the meeting.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The close of business on March 17, 2003 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting. On March 17, 2003, there were 7,101,577 shares of our common stock outstanding and entitled to vote.

Ownership of Directors, Nominees and Executive Officers

The following table sets forth information regarding the amount of common stock beneficially owned, as of March 17, 2003, by each of our directors, each nominee for election as a director, the executive officers named in the Summary Compensation Table and all of our directors and executive officers as a group:

Name	Number of Shares Beneficially Owned (1)(2)	Percent of Outstanding Common Stock (3)	Unvested Stock Units (4)
George H. Walker III	551,194(5)	7.70%	--
Ronald J. Kruszewski	468,792	6.27	30,279
Scott B. McCuaig	232,739	3.21	21,069
James M. Zemlyak	175,588	2.43	25,131
James M. Oates	52,813	(6)	--
Walter F. Imhoff	40,269	(6)	--
John J. Goebel	34,286(5)	(6)	--
Charles A. Dill	24,600	(6)	--
Bruce A. Beda	23,205	(6)	--
Robert E. Lefton	17,569	(6)	--
Richard F. Ford	7,881	(6)	--
Thomas Prince	6,217	(6)	2,528
Robert J. Baer	3,636	(6)	--
Directors and Executive Officers as a Group (13 persons)	1,627,533	20.67%	79,007

(1) Except as otherwise indicated, each individual has sole voting and investment power over the shares listed beside his name.

(2) Includes the following shares that such persons and group have the right to acquire currently or within 60 days following March 17, 2003 upon the exercise of stock options: Mr. Walker - 61,031; Mr. Kruszewski - 187,079; Mr. McCuaig - 70,934; Mr. Zemlyak - 53,600; Mr. Oates - 6,712; Mr. Imhoff - 4,800; Mr. Goebel - 5,610; Mr. Dill - 12,788; Mr. Beda - 8,116; Mr. Lefton - 4,455; Mr. Ford - 1,200; Mr. Prince - 2,800; Mr. Baer - 1,000; and directors and executive officers as a group - 420,125. Also includes the following shares allocated to such persons and group under the Stifel Financial Corp. Stock Ownership Plan and Trust: Mr. Walker - 5,542; Mr. Kruszewski - 222; Mr. McCuaig - 205; Mr. Zemlyak - 155; Mr. Imhoff - 98; Mr. Prince - 130; and directors and executive officers as a group - 6,352. Also includes the following shares allocated to such persons and group underlying stock units vested currently or within 60 days following March 17, 2003: Mr. Kruszewski - 186,666; Mr. McCuaig - 79,365; Mr. Zemlyak - 63,968; Mr. Oates - 5,101; Mr. Goebel - 4,574; Mr. Dill - 5,197; Mr. Beda - 5,034; Mr. Lefton - 1,567; Mr. Prince - 455; Mr. Baer - 1,636; and directors and executive officers as a group - 353,563. Also includes the following shares allocated to such persons and group under the Stifel, Nicolaus & Company, Incorporated Profit Sharing 401(k) Plan: Mr. Walker - 5,044; Mr. Zemlyak - 1,157; Mr. Imhoff - 7; and directors and officers as a group - 6,208.

(3) Based upon 7,101,577 shares of common stock issued and outstanding as of March 17, 2003 and, for each director or officer or the group, the number of shares subject to options or stock units which the director or officer or the group has the right to acquire currently or within 60 days following March 17, 2003.

(4) Includes shares underlying stock units that such persons or group hold but which are not convertible to our common stock within the 60-day period after March 17, 2003 and, therefore, under the rules of the Securities and Exchange Commission, are not deemed to be "beneficially owned" as of March 17, 2003. The stock units generally will be transferred into common stock at the end of a three- to five-year period after the date of grant contingent upon the holder's continued employment with us.

(5) Includes 11,256 shares held by the George Herbert Walker Foundation as to which Messrs. Walker and Goebel, as co-trustees, share voting power.

(6) Shares beneficially owned do not exceed 1 percent of the outstanding shares of our common stock.

Ownership of Certain Beneficial Owners

As of March 17, 2003, the following persons were the only persons known to us to be beneficial owners of more than 5 percent of our common stock:

Name and Address	Number of Shares Beneficially Owned	Percent of Outstanding Common Stock
Western and Southern Life Insurance Co 400 Broadway Cincinnati, OH 45202	1,019,812(1)	14.36%
George H. Walker III 501 North Broadway St. Louis, Missouri 63102	551,194(2)	7.70
Ronald J. Kruszewski 501 North Broadway St. Louis, Missouri 63102	468,792(3)	6.27
Stifel Financial Corp. Stock Ownership Plan and Trust 501 North Broadway St. Louis, Missouri 63102	413,652(4)	5.82
Dimensional Fund Advisors Inc 1299 Ocean Avenue, 11th Floor Santa Monica, California 90401	358,210(5)	5.04

__________________________

(1) The information shown is based on a Schedule 13G, dated January 8, 1998, of Western and Southern Life Insurance Company. The number of shares beneficially owned has been adjusted to reflect the 5 percent stock dividends declared by us on each of January 20, 1998 and January 27, 1999. The information in the Schedule 13G indicates that Western and Southern has the sole power to vote and dispose of such shares.

(2) See notes 1, 2 and 5 to the preceding table.

(3) See notes 1 and 2 to the preceding table.

(4) With respect to 242,843 allocated shares of our common stock of the Stifel Financial Corp. Stock Ownership Plan and Trust, each participant in the plan has the right to instruct the trustee of the plan with respect to the voting of the common stock in the participant's account. The trustee is authorized to vote any shares of common stock with respect to which the trustee has not received timely directions as to the voting thereof. As of March 17, 2003, we had 170,809 unallocated shares in the Stock Ownership Plan. These unallocated shares will be released for allocation to the participants based upon employer contributions to fund an internal loan between us and the Stock Ownership Plan. The trustee is authorized to vote these unallocated shares in the same proportion as the trustee votes those shares for which the trustee has received timely directions from the participants.

(5) The information shown is based on a Schedule 13G, dated February 17, 2003, of Dimensional Fund Advisors Inc. The information in the Schedule 13G indicates that Dimensional Fund Advisors Inc. has the sole power to vote and dispose of such shares.

PROPOSAL I.

ELECTION OF DIRECTORS

In accordance with our by-laws, the board of directors has fixed the number of directors at eleven, divided into three classes, with the terms of office of each class ending in successive years. The board of directors has nominated Charles A. Dill, Richard F. Ford and Walter F. Imhoff for election as Class II directors to hold office until the 2006 annual meeting of stockholders or until their respective successors are elected and qualified or until their earlier death, resignation or removal.

Shares represented by your proxy will be voted in accordance with your direction as to the election as directors of the persons listed below as nominees. In the absence of direction, the shares represented by your proxy will be voted FOR the election of each nominee. The three nominees receiving the highest number of votes cast at the meeting will be elected as our directors in Class II for the term of such class. In the event any person listed as a nominee becomes unavailable as a candidate for election, it is intended that the shares represented by your proxy will be voted for the remaining nominees and any substitute nominee recommended by the board of directors.

Certain information with respect to each of the nominees and each of the continuing directors is set forth below, including any positions they hold with us and our principal subsidiary, Stifel, Nicolaus & Company, Incorporated.

Name	Age	Positions or Offices with the Company and Stifel, Nicolaus	Served as Director Continuously Since
CLASS II-NOMINEES FOR TERMS ENDING IN 2006
Charles A. Dill	63	Director of Stifel Financial Corp.	1995
Richard F. Ford	66	Director of Stifel Financial Corp.	1984
Walter F. Imhoff	71	Senior Vice President of Stifel, Nicolaus	2000
CLASS III-DIRECTORS WITH TERMS ENDING IN 2004
Robert E. Lefton	71	Director of Stifel Financial Corp.	1992
James M. Oates	56	Director of Stifel Financial Corp	1996
George H. Walker III	72	Chairman Emeritus of Stifel Financial Corp.	1981
Scott B. McCuaig	54	Senior Vice President of Stifel Financial Corp. and President and Co-Chief Operating Officer of Stifel, Nicolaus	2001
CLASS I-DIRECTORS WITH TERMS ENDING IN 2005
Robert J. Baer	65	Director of Stifel Financial Corp.	2002
Bruce A. Beda	62	Director of Stifel Financial Corp.	1997
Ronald J. Kruszewski	44	Chairman, President and Chief Executive Officer of Stifel Financial Corp. and Chairman and Chief Executive Officer of Stifel, Nicolaus	1997

The following are brief summaries of the business experience during the past five years of each of the nominees for election as a director and our other directors whose terms of office as directors will continue after the annual meeting, including, where applicable, information as to the other directorships held by each of them.

Nominees

Charles A. Dill has been a venture capital and private equity investor since November 1995. In addition to several direct private equity investments, Mr. Dill has been a general partner of Gateway Partners, L.P., a private venture capital fund, since 1995 and of Two Rivers Ventures, a private venture capital fund since January 2003. From 1991 to 1995, Mr. Dill was the President, Chief Executive Officer and a director of Bridge Information Systems, Inc., a company providing online information and trading services. Mr. Dill is a director of three public companies: Zoltek Companies, Inc.; TransAct Technologies Incorporated; and DT Industries, Inc.

Richard F. Ford is a managing general partner of the management companies which act as a general partner of Gateway Mid-America Partners, L.P., Gateway Venture Partners II, L.P., Gateway Venture Partners III, L.P. and Gateway Partners, L.P., private venture capital funds formed in 1984, 1987, 1990 and 1995, respectively. Mr. Ford is a director of CompuCom Systems, Inc., D&K Healthcare Resources, Inc. and TALX Corporation.

Walter F. Imhoff has served as Senior Vice President of Stifel, Nicolaus since January 12, 2000. Prior thereto, Mr. Imhoff served as Chairman, President and Chief Executive Officer of Hanifen, Imhoff Inc., a Colorado-based broker-dealer, from 1979 until it was acquired by us on January 12, 2000.

We recommend a vote "FOR" the election of each of our nominees for director.

Continuing Directors

Robert E. Lefton, Ph.D. has been President and Chief Executive Officer of Psychological Associates, Inc., an international training and consulting firm, since 1958.

James M. Oates has been Chairman of Hudson Castle Group, Inc. (formerly IBEX Capital Markets, Inc.), a financial services company, since 1996 and Managing Director of The Wydown Group, a consulting firm that specializes in start-ups, turn-arounds and defining growth strategies, since 1994. Mr. Oates is a director of Phoenix Funds, Phoenix Duff & Phelps Institutional Mutual Funds and Phoenix-Aberdeen Series Fund. Mr. Oates is Chairman of the Board of Emerson Investment Management, Inc.

George H. Walker III has been our Chairman Emeritus since April 2001. Mr. Walker joined Stifel, Nicolaus in 1976, served as Chief Executive Officer of Stifel, Nicolaus from December 1978 to October 1992 and served as Chairman of Stifel, Nicolaus from July 1982 to April 2001. Mr. Walker served as our President and Chief Executive Officer from the time of its organization until 1992 and served as our Chairman from the time of its organization until 1985 and from 1988 until April 2001. Mr. Walker is a director of Western and Southern Life Insurance Company, Laidlaw Corporation and Macroeconomic Advisers, LLC. Mr. Walker is Chairman of the Advisory Board of the School of Business and Technology, Webster University and is a member of Washington University's National Council for the Olin School of Business. He is also Founder and Chairman of the Steering Committee to bring about "Home Rule" for the City of St. Louis.

Scott B. McCuaig has been Senior Vice President of Stifel Financial Corp. and the President and Co-Chief Operating Officer and a director of Stifel, Nicolaus since January 1998. Prior thereto, Mr. McCuaig served as Managing Director, head of marketing and regional sales manager of Robert W. Baird & Co. Incorporated, a broker-dealer, from June 1988 to January 1998.

Robert J. Baer has served as President Emeritus of UniGroup, Inc., the holding company for several household goods transportation companies including United Van Lines, LLC and Mayflower Transit, LLC, since April 2002. Mr. Baer served as President of UniGroup, Inc. from 1987 to April 2002. Prior thereto, Mr. Baer served as President of United Van Lines from 1982 to 1987 and as Vice President and General Manager of United Van Lines from 1977 to 1987. Mr. Baer is a director of U.S. Bancorp and a member of Civic Progress, a group composed of the St. Louis area's top civic leaders.

Bruce A. Beda has been Chief Executive Officer of Orion Partners, LLC, a private investment and consulting company, since 1996 and Chief Executive Officer of Kilbourn Capital Management, LLC, an asset manager, since 2001.

Ronald J. Kruszewski has been Chairman of the Board of Directors of Stifel Financial Corp. and Stifel, Nicolaus since April 2001 and President and Chief Executive Officer of Stifel Financial Corp. and Stifel, Nicolaus since September 1997. Prior thereto, Mr. Kruszewski served as Managing Director and Chief Financial Officer of Baird Financial Corporation and Managing Director of Robert W. Baird & Co. Incorporated from 1993 to September 1997. Mr. Kruszewski is a member of the Saint Louis Chapter of the Young Presidents' Organization as well as The Regional Business Council in St. Louis and the New York Stock Exchange Regional Firms Advisory Committee. Mr. Kruszewski also serves on the Board of Directors of SBI Incorporated and the Advisory Board of Southern Products Company.

Board of Directors and Committees

During 2002, our board of directors met four times, including both regularly scheduled and special meetings. During the year, all of the incumbent directors attended at least 75 percent of all meetings held by the board of directors and all committees on which they serve.

The standing committees of our board of directors are the Executive Committee, Audit Committee, Compensation Committee and Nominating Committee.

Executive Committee. Messrs. Kruszewski (Chairman), Beda, Goebel, Walker and Oates are the current members of the Executive Committee. Except to the extent limited by law, the Executive Committee performs the same functions and has all the authority of our board of directors between meetings of the full board. The Executive Committee met once during 2002.

Audit Committee. Messrs. Beda (Chairman), Baer, Dill, Ford, Goebel, Lefton and Oates are the current members of the Audit Committee. The Audit Committee monitors and assesses the adequacy of our systems and procedures for providing reliable financial statements for us and our subsidiaries, as well as suitable internal financial controls, reviews and approves the scope and performance of the independent external and internal auditors' work, makes such recommendations as it deems necessary to the board of directors regarding our financial statements, financial controls and related matters and reviews and monitors our consolidated financial condition. The Audit Committee met four times during 2002.

Compensation Committee. Messrs. Lefton (Chairman), Beda, Ford and Oates are the current members of the Compensation Committee. The Compensation Committee recommends salary and bonus levels for our senior officers and our subsidiaries and administers our employee stock plans. The Compensation Committee met four times during 2002.

Nominating Committee. Messrs. Oates (Chairman), Beda, Ford and Lefton are the current members of the Nominating Committee. The Nominating Committee identifies, evaluates and selects potential director nominees. The Nominating Committee considers nominees recommended by stockholders and reviews the qualifications and contributions of the directors standing for election each year. Any stockholder wishing to nominate a candidate for director at a stockholders' meeting must provide advance notice as described under "Stockholder Proposals" and must furnish certain information about the proposed nominee. The Nominating Committee met four times during 2002.

Compensation of Directors

Non-employee directors are paid an annual retainer of $15,000 and are compensated $500 for each board meeting and $300 for each committee meeting they attend ($350 for the Chairman of the committee) and are reimbursed for expenses incurred in attending these meetings. A non-employee director may defer all or any portion of his director fees. A non-employee director who elects to defer his director fees receives a matching credit from us equal to 25 percent of the total amount deferred by the director. Directors who are also our employees do not receive any compensation for their service as directors, but we pay their expenses for attendance at meetings of the board of directors.

Pursuant to the Equity Incentive Plan for Non-Employee Directors, each new non-employee director is granted options to purchase 5,000 shares of our common stock at the current market price on the date the individual first becomes a director. In addition, stock options to purchase 1,000 shares of our common stock are granted automatically to each non-employee director each January 1st through 2009.

Compensation Committee Interlocks and Insider Participation

During 2002, the Compensation Committee was composed of Messrs. Lefton, Beda, Ford and Oates, each of whom is an independent director under the rules of the New York Stock Exchange. There are no interlocks or insider participation matters to report.

EXECUTIVE COMPENSATION

The following table presents summary information concerning compensation earned in the three most recently completed years by our chief executive officer and each of our four most highly compensated other executive officers for services rendered to us and our subsidiaries.

Summary Compensation Table

Annual Compensation Bonus(1)					Long -Term Compensation
Name and Principal Position	Year	Salary($)	Cash($)	Stock Units($)(2)	Stock Units($)(2)	Options(#)	All Other Compensation($)(3)
Ronald J. Kruszewski Chairman, President and Chief Executive Officer	2002 2001 2000	$200,000 200,000 200,000	$510,000 280,000 455,000	$ 90,000 120,000 195,000	$82,500 30,000 48,750	40,000 25,000 20,000	$13,858 25,180 21,638
Scott B. McCuaig Senior Vice President of Stifel Financial Corp. and President and Co-Chief Operating Officer of Stifel, Nicolaus	2002 2001 2000	175,000 175,000 175,000	297,500 192,500 315,000	127,500 82,500 135,000	31,875 20,625 33,750	20,000 14,000 12,000	6,939 11,812 68,956

James M. Zemlyak
Senior Vice President, Chief Financial Officer and Treasurer of Stifel Financial Corp. and Senior Vice President, Co-Chief Operating Officer and Chief Financial Officer of Stifel, Nicolaus

	2002 2001 2000	175,000 175,000 175,000	262,500 175,000 280,000	112,500 75,000 120,000	28,125 18,750 30,000	20,000 14,000 10,000	6,361 10,765 8,339
Thomas Prince Senior Vice President and General Counsel (4)	2002 2001 2000	150,000 150,000 175,005	128,932 95,000 71,667	18,750 -- 7,500	4,688 -- 1,875	4,000 -- 2,000	22,653 3,030 1,404
George H. Walker III Chairman Emeritus	2002 2001 2000	142,731(5) 162,500 175,000	-- 100,000 75,000	-- -- --	-- -- --	-- -- --	500 951 961

(1) Represents bonuses paid under the executive compensation plans described in the section entitled "Compensation Committee Report on Executive Compensation" of this proxy statement.

(2) Pursuant to the Stifel, Nicolaus & Company, Incorporated Wealth Accumulation Plan, participants in the plan receive, on a mandatory basis, stock units as a portion of their incentive compensation earned. In addition, participants may elect to receive stock units with respect to any remaining portion of incentive compensation earned by such individuals. Each individual also receives stock units with a fair market value equal to 25 percent of that portion of the incentive compensation that the individual receives in stock units. All stock units are issued to participants based upon the fair market value of our common stock on the date of issuance. Units received on a mandatory basis vest ratably over a three-year period following the date of issuance. Units that the participant elects to receive are fully vested on the date of issuance. Units issuable as the 25 percent match vest at the end of the three-year period following the date of issuance. Units received as part of a participant's incentive compensation are reported under the "Bonus" column, while units issuable as the 25 percent match are reported under the "Long-Term Compensation" column. The aggregate value of stock units held by Messrs. Kruszewski, McCuaig, Zemlyak and Prince at December 31, 2002 was $2,416,767, $1,118,835, $992,563 and $33,231, respectively, based upon a last transaction price of $11.14 on December 31, 2002. The aggregate number of stock units held by Messrs. Kruszewski, McCuaig, Zemlyak and Prince at December 31, 2002 was 216,945, 100,434, 89,099 and 2,983, respectively.

(3) For 2002, we contributed $500 to our profit sharing plan for each of Messrs. Kruszewski, McCuaig, Zemlyak, Prince and Walker, $1,282, $1,282, $1,282 and $434 to the Stifel Financial Corp. 1998 Employee Stock Purchase Plan for each of Messrs. Kruszewski, McCuaig, Zemlyak and Prince and $484 to the Stifel Financial Corp. Stock Ownership Plan and Trust for each of Messrs. Kruszewski, McCuaig, Zemlyak and Prince and $345 for Mr. Walker. The amount disclosed also includes $12,076, $5,157, $4,579 and $51 for each of Messrs. Kruszewski, McCuaig, Zemlyak and Prince, respectively, for the payment of dividends on stock units. In addition, with respect to Mr. Prince, the amount disclosed includes $1,668 of interest forgiven by us and $20,000 of principal forgiven by us with respect to a $100,000 loan from us to Mr. Prince.

(4) Mr. Prince has served as our Senior Vice President and General Counsel since June 1, 2000 at a salary of $150,000 per year. Prior thereto, Mr. Prince served as Branch Manager of the Little Rock, Arkansas Private Client Group of Stifel, Nicolaus. Prior to joining Stifel, Nicolaus, Mr. Prince was a principal in the law firm of Jack, Lyon & Jones, PA in Little Rock, Arkansas from January 1990 to August 1999.

(5) Represents salary and commissions.

Option Grants In Last Year

The following table sets forth information concerning stock option grants made during 2002 to the individuals named in the Summary Compensation Table.

	Individual Grants
Name	Number of Securities Underlying Options Granted (1)(#)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price($/Sh)(2)	Expiration Date(3)	Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation for Option Term(4)
					5%($)	10%($)
Ronald J. Kruszewski	40,000	13.63%	$10.40	01/02/12	$261,620	$662,997
Scott B. McCuaig	20,000	6.81%	10.40	01/02/12	130,810	331,498
James M. Zemlyak	20,000	6.81%	10.40	01/02/12	130,810	331,498
Thomas A. Prince	4,000	1.36%	10.40	01/02/12	26,162	66,300
George H. Walker III	--	--	--	--	--	--

(1) Except as otherwise indicated, each option is granted at 100 percent of the market value on the date of grant and will be exercisable with respect to 25 percent of the total number of shares underlying the option on each of the first, second, third and fourth anniversaries of the date of award.

(2) The exercise price may be paid in cash or, at the discretion of our board of directors or the Compensation Committee of the board of directors, by shares of our common stock already owned by the participant valued at fair market value on the date of exercise, or by a combination of cash and our common stock.

(3) The options terminate on the earlier of ten years after grant or, generally, immediately upon termination of the optionee's employment for reasons other than retirement, disability or death.

(4) The indicated 5 percent and 10 percent rates of appreciation are provided to comply with Securities and Exchange Commission regulations and do not necessarily reflect our views as to the likely trend in our common stock price. Actual gains, if any, on stock option exercises and common stock holdings will be dependent on, among other things, the future performance of our common stock and overall market conditions. There can be no assurance that the amounts reflected above will be achieved. Additionally, these values do not take into consideration the provisions of the options providing for nontransferability or delayed exercisability.

Fiscal Year-End Option Values

The following table sets forth information concerning the number of exercisable and unexercisable stock options at December 31, 2002 held by the individuals named in the Summary Compensation Table.

	Shares Underlying Unexercised Options at December 31, 2002(#)		Value of Unexercised, In-the-Money Options held at December 31, 2002($)(1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Ronald J. Kruszewski	154,409	81,003	$ 61,680	$48,137
George H. Walker III	60,244	787	329,745	1,225
Scott B. McCuaig	49,486	46,914	13,833	24,434
James M. Zemlyak	34,311	51,689	46,003	48,161
Thomas Prince	2,000	6,000	18	2,972

(1) Based on the last reported share price of our common of stock of $11.14 on December 31, 2002.

Employment Agreements and Other Compensation Arrangements

We entered into an employment letter with Ronald J. Kruszewski as of September 25, 1997. Under the employment letter, Mr. Kruszewski receives an annual salary of at least $200,000 and he is eligible to participate in the executive bonus pool and in all other employee benefits we provide to senior executive officers.

In connection with an outstanding loan from us, Mr. Kruszewski delivered to us a promissory note in the amount of $143,237 in December 1998. The promissory note was forgiven over a period of five years ending in 2003.

Stifel, Nicolaus and Scott B. McCuaig entered into an arrangement on January 26, 1998 which provides for the employment of Mr. McCuaig at a base salary of $175,000 per annum. Mr. McCuaig is eligible to participate in our executive bonus pool and in all other employee benefits provided to our senior executive officers.

Stifel, Nicolaus and James M. Zemlyak entered into an arrangement on February 1, 1999 which provides for the employment of Mr. Zemlyak at a base salary of $175,000 per annum. Mr. Zemlyak is eligible to participate in all other employee benefits provided to our senior executive officers.

Thomas Prince delivered a promissory note to us in June 1999 in the principal amount of $100,000. The promissory note will be forgiven in equal annual installments commencing August 1, 2000 and ending August 1, 2004, or in certain other specified circumstances, contingent in any event upon Mr. Prince's continued employment us. Additionally, on March 5, 2002, Mr. Prince executed a promissory note to us in the principal amount of $110,000 to cover relocation expenses. The note bears interest at 3 percent per annum, and is payable without recourse in specified amounts ranging from $15,000 to $30,000 per year from annual bonuses paid by us to Mr. Prince during the years 2003 through 2007.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the board of directors furnishes the following report:

Compensation Philosophy

The Compensation Committee approves the policies for and structure and amount of compensation of our senior executive officers, including our chief executive officer and the other executive officers named in the Summary Compensation Table. The committee's goal is to establish compensation programs that will attract and retain highly qualified executives and provide an incentive to such executives to focus their efforts on our strategic goals by aligning their financial interests closely with stockholder interests. The committee is composed entirely of independent directors.

A significant component of our executive officer compensation program is cash remuneration in the form of base salaries and annual incentive bonuses. Bonuses are determined based upon the performance of the company, the individual executive and his operating unit during the year. In evaluating performance, financial, non-financial and strategic objectives are considered. Base salaries generally are average relative to comparable firms in the industry. Bonuses make up a significant portion of the executive officers' total compensation (as much as 75 percent for 2002). The committee believes that basing a substantial portion of an executive officer's compensation on performance motivates the executive to perform at the highest possible level.

As another component of our executive officer compensation program, the committee may award executive officers options or restricted stock units for shares of our common stock. The committee believes that stock options provide a highly efficient form of compensation from both a cost and an accounting perspective, and that such awards provide an incentive to achieve our longer-term strategic goals by aligning the long-term financial interests of the executive officers with those of our stockholders.

In addition, the committee has implemented a deferred compensation program whereby a portion of each executive officer's annual bonus will be deferred, on a mandatory basis, into stock units. The executive officer may also defer on an elective basis an additional portion of his annual bonus into stock units. The percentages of the mandatory and elective deferrals are set annually by our committee. The mandatory and elective deferrals are matched in our stock units equal to 25 percent of the amount of the combined deferral. The mandatory portion of the stock unit award vests ratably over a three-year period. The elective portion of the stock unit award is fully vested. The matching portion of the stock unit award vests at the end of a three-year period.

The committee believes that the stock option, restricted stock units and deferred compensation components of our executive officer compensation program over time will increase the levels of beneficial ownership of our executive officers. This aligns the interests of those persons who have the greatest ability to affect our financial results closely with the interests of our stockholders. The committee also believes that significant levels of beneficial ownership and ownership potential will assist us in retaining the services of the executive officers.

Chief Executive Officer Compensation

In keeping with the general compensation policy outlined above, Mr. Kruszewski's base salary for 2003 will be $200,000 which is unchanged from his date of hire in October, 1997. In determining Mr. Kruszewski's bonus for 2002, the committee considered many factors, including the following:

    2002 represented the seventh consecutive year of record net revenues for us;
    2002 net revenue increased 6% over 2001;
    Our record revenues in 2002 for Equity Capital Markets;
    Our financial performance in conjunction with difficult market conditions and overall results for the securities industry in 2002;
    The facts and circumstances surrounding our litigation expenses in both 2002 and 2001; and
    The compensation of chief executive officers of other brokerage firms, including similar brokerage firms, as of their most recent proxy statements.

Compensation of Other Senior Executives

The committee approved individual salary levels and bonus amounts for each executive officer other than Mr. Kruszewski following a presentation by Mr. Kruszewski of his evaluation of each executive officer's individual and business unit performance and his bonus recommendation for such executive officer. Mr. Kruszewski also summarized for the committee the performance of each executive officer relative to the financial and non-financial objectives established for such executive officer at the beginning of the year. In his presentation to the committee, Mr. Kruszewski utilized historical compensation information prepared by a third-party organization for a group of regional brokerage firms for background on competitive salary levels within the industry.

The committee also reviewed and approved the terms of specific compensation arrangements entered into by us with certain executive officers. The committee believes that such arrangements were evaluated and approved on a basis consistent with our overall compensation philosophy.

Conclusion

Through the program described above, a significant portion of our executive compensation is linked directly to individual and corporate performance and stock price appreciation. The committee intends to continue the policy of linking executive compensation to individual and corporate performance and returns to stockholders, recognizing that the business cycle from time to time may result in an imbalance for a particular period.

2002 Compensation Committee

Robert E. Lefton, Chairman
Bruce A. Beda
Richard F. Ford
James M. Oates
April 4, 2003

* * *

STOCKHOLDER RETURN PERFORMANCE GRAPH

The following graph compares the cumulative stockholder returns, including the reinvestment of dividends, of our common stock on an indexed basis with a Peer Group Index, consisting of companies that operate under the same model within the same industry with similar market capitalizations, and the Standard and Poor's 500 ("S&P 500") Index for the period beginning December 31, 1997 and ending December 31, 2002.

[PERFORMANCE GRAPH]

Assumes $100 invested on December 31, 1997 in

Stifel Financial Corp. common stock,

Peer Group and S&P 500 Index

	Dec. 1997	Dec. 1998	Dec. 1999	Dec. 2000	Dec. 2001	Dec. 2002
Stifel Financial Corp.	$100	$66	$66	$77	$71	$76
Peer Group	100	59	69	74	74	78
S&P 500 Index	100	129	156	141	125	97

Peer Group Companies:
Friedman, Billings, Ramsey Group, Inc.	The Ziegler Companies, Inc.
Fahnestock Viner Holdings Inc.	SWS Group, Inc.
Sanders Morris Harris Group Inc.	Stifel Financial Corp.
First Albany Companies Inc.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain of our officers, directors and nominees for director maintain margin accounts with Stifel, Nicolaus pursuant to which Stifel, Nicolaus may make loans for the purchase of securities. All margin loans are made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than normal risk of collectibility or present other unfavorable features.

Richard F. Ford, one of our directors, is a general partner of the management companies that act as the general partner of Gateway Mid-America Partners, L.P., Gateway Venture Partners II, L.P., Gateway Venture Partners III, L.P. and Gateway Partners, L.P. Additionally, Charles A. Dill, one of our directors, is a general partner of Gateway Partners, L.P. We, and Stifel Venture Corp., our subsidiary, are also general partners of the management companies. At December 31, 2002, our carrying value of these investments was approximately $122,000. Until June 2002, Richard Ford was retained for consulting services at a compensation rate of $18,000 per year.

John J. Goebel, one of our directors, is an attorney in the law firm Bryan Cave LLP, which rendered legal services to us and our subsidiaries during 2002 and is providing legal services to us and our subsidiaries during 2003.

George H. Walker III, our Chairman Emeritus, is a director of Western and Southern Life Insurance Company which owns approximately 14.36 percent of our common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our officers and directors, and persons who own more than 10 percent of our outstanding stock, file reports of ownership and changes in ownership with the Securities and Exchange Commission. To our knowledge, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10 percent beneficial owners were complied with during the year ended December 31, 2002.

PROPOSAL II.

APPROVAL OF THE AMENDMENT AND RESTATEMENT

OF THE STIFEL FINANCIAL CORP. 2001 INCENTIVE STOCK PLAN

The board of directors has adopted, subject to the approval of the stockholders, the amendment and restatement of the Stifel Financial Corp. 2001 Incentive Stock Plan, which provides for the granting of stock options and restricted stock awards to current and new associates. In addition, the 2001 Incentive Stock Plan also serves as the funding source of another compensation plan, called the Wealth Accumulation Plan, for executive officers under which executive officers defer, on a mandatory basis, a portion of their cash bonuses for units of our common stock.

Under the Wealth Accumulation Plan, a predetermined percentage of the participant's cash compensation bonus will be converted on a mandatory basis into stock units and the participant can elect to defer a greater percentage of his or her cash compensation on a voluntary basis and receive stock units. The number of stock units to be received by a participant is determined by dividing the dollar amount of the portion of the cash compensation converted or otherwise deferred by the then-current fair market value on the date of grant. In addition, we will grant an additional amount of stock units equal to 25 percent of these units as an incentive to employees to maximize their participation in the plan. The stock units converted on a mandatory basis vest ratably over a three- to five- year period after grant, stock units granted from voluntary deferrals of cash compensation are immediately vested and the stock units granted in connection with our 25 percent match vest only upon the third or fifth anniversary of the grant date.

In addition to the Wealth Accumulation Plan for executive officers, we also have a second Wealth Accumulation Plan for administrative employees and investment executives who are not executive officers. Under current rules, broad-based plans, such as the Wealth Accumulation Plan for non-executive officers and investment executives, in which executive officers and directors do not participate, do not require stockholder approval under the rules and regulations of the Securities and Exchange Commission or the New York Stock Exchange. Proposed rules that have been published by the Securities and Exchange Commission and the New York Stock Exchange and are expected to be promulgated in the next few months, will require stockholder approval of these broad-based stock plans as a condition to the listing of the shares on the exchange.

In light of these new rules described above, we are proposing to amend and restate the 2001 Incentive Stock Plan to become the funding source for all equity-based plans. We believe that the amendment and restatement of the 2001 Incentive Stock Plan will advance our interests and the interests of our stockholders by both requiring and encouraging our eligible employees to acquire our common stock, particularly through their participation in the Wealth Accumulation Plans. The Wealth Accumulation Plans are designed to require each eligible employee to make a substantial cash investment in our common stock, while providing strong incentives for employees to stay with us through the long-term vesting provisions applicable to the stock units received under the plans. The 2001 Incentive Stock Plan also gives us the flexibility to grant other stock-based awards as part of an overall compensation package to allow us to compete for and retain talented investment executives and other key employees. During the last two years we have issued 882,056 restricted stock units, of which 186,601 were issued to executive officers. It is important to note that we have repurchased 666,054 shares in the past two years in order to reduce the dilutive effect of this plan on our common stock.

In order to fund the requirements of both the approved and non-approved Wealth Accumulation Plans, in light of the proposed Securities and Exchange Commission and New York Stock Exchange rules described above, and allow us to retain the ability to grant equity based plans under the 2001 Incentive Stock Plan, we propose the following:

    The number of shares authorized and reserved for issuance under the 2001 Incentive Stock Plan be increased from 1,000,000 shares to 1,500,000 shares; and
    The additional number of shares reserved annually under the 2001 Incentive Stock Plan be increased from 100,000 shares to 200,000 shares, provided, however, that these additional shares be used for funding the requirements of the Wealth Accumulation Plans or similar successor plans.

The complete amended and restated plan is set forth in Appendix A to this proxy statement. The following summary of certain provisions of the 2001 Incentive Stock Plan, as amended and restated, is qualified in its entirety by reference to the full text of the amended and restated plan.

Description of the Amendment and Restatement of the Stifel Financial Corp. 2001 Incentive Stock Plan

Under the terms of the plan, key employees of us and our subsidiaries, as determined in the sole discretion of our administrator, will be eligible to receive (a) stock appreciation rights, (b) restricted shares of common stock, (c) performance awards, (d) stock options exercisable into shares of our common stock which may or may not qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986 (options so qualifying are hereinafter referred to as incentive stock options) and (e) stock units.

Share Reservation. The total number of shares of our common stock reserved for issuance under the amended plan is 1,500,000 shares, subject to adjustment in the event of any change in the outstanding shares of common stock without new consideration to us (such as by reason of a stock dividend or stock split). In addition to the 1,500,000 shares of our common stock reserved for issuance under the amended plan, for each calendar year in the period commencing January 1, 2003, the number of shares reserved for issuance under the plan shall automatically increase by 200,000 shares; provided that, these additional shares may be used only for funding the requirements of our Wealth Accumulation Plans or similarly designed plans.

Administration. The amended and restated plan will be administered by either the board of directors or the compensation committee. The administrator, by majority action thereof, is authorized to determine the individuals to whom the benefits will be granted, the type, amount, price, expiration date and other material conditions upon which the benefits will be granted. The administrator has the exclusive authority to interpret and administer the amended and restated plan, to establish rules relating to the amended and restated plan, to delegate some or all of its authority under the amended and restated plan and to take such other steps and make such other determinations as it may deem necessary or advisable.

Stock Appreciation Rights. The administrator may grant stock appreciation rights giving the holder thereof a right to receive, at the time of surrender, a payment equal to the difference between the fair market value of such stock on the date of surrender of the stock appreciation right and the exercise price of the stock appreciation right established by the administrator at the time of grant, subject to any limitation imposed by the administrator in its sole discretion. In the administrator's discretion, the value of a stock appreciation right may be paid in cash or our common stock, or a combination thereof. A stock appreciation right may be granted either independent of, or in conjunction with, any stock option. If granted in conjunction with a stock option, at the discretion of the administrator, a stock appreciation right may either be surrendered (a) in lieu of the exercise of such stock option, (b) in conjunction with the exercise of such stock option or (c) upon expiration of such stock option. The term of any stock appreciation right shall be established by the administrator, but in no event shall a stock appreciation right be exercisable after ten years from the date of grant.

Restricted Stock. The administrator may issue shares of our common stock either as a stock bonus or at a purchase price of less than fair market value, subject to the restrictions or conditions specified by the administrator at the time of grant. During the period of restriction, holders of restricted stock shall be entitled to receive all dividends and other distributions made in respect of such stock and to vote such stock without limitation.

Performance Awards. The administrator may grant performance awards consisting of shares of our common stock, monetary units payable in cash or a combination thereof. These grants would result in the issuance, without payment therefor, of common stock or the payment of cash upon the achievement of certain pre-established performance goals, such as return on average total capital employed, earnings per share or increases in share price, during a specified performance period not to exceed five years. The participating employee will have no right to receive dividends on or to vote any shares subject to performance awards until the goals are achieved and the shares are issued.

Stock Options. Stock options granted under the plan shall entitle the holder to purchase common stock at a purchase price established by the administrator, which price shall not be less than the fair market value of our common stock on the date of grant in the case of incentive stock options and at any price determined by the administrator in the case of all other options. The administrator shall determine the term of the stock options and the times at, and conditions under which, the stock options will become exercisable. Stock options will generally not be exercisable after ten years from the date of the grant.

There is no maximum or minimum number of shares for which a stock option may be granted; however, for any employee, the aggregate fair market value of our common stock subject to qualifying incentive stock options that are exercisable for the first time in any calendar year may not exceed $100,000.

Stock Units. The administrator may issue stock units representing the right to receive shares of our common stock at a designated time in the future, subject to the terms and conditions as established by the administrator in its sole discretion. A holder of stock units generally does not have the rights of a stockholder until receipt of the common stock, but, in the administrator's sole discretion, may receive payments in cash or adjustments in the number of stock units equivalent to the dividends the holder would have received if the holder had been the owner of shares of our common stock instead of stock units.

In the event of a "change in control" (as defined in the plan), the vesting of all outstanding stock appreciation rights, restricted stock, stock options and stock units shall be accelerated only to the extent set forth in the applicable agreement established by the administrator.

The board of directors may terminate the plan at any time, and from time to time may amend or modify the plan; provided, however, that no such action of the board of directors may, without the approval of our stockholders: (a) increase the total amount of stock or the amount or type of benefit that may be issued under the plan; (b) modify the requirements as to eligibility for benefits; or (c) reduce the amount of any existing benefit or change the terms or conditions thereof without the participating employee's consent.

New Plan Benefits

Under the terms of the plan, our key employees and those of our subsidiaries will be eligible to receive stock appreciation rights, restricted stock, performance awards, stock options and stock units. Currently, there are approximately 500 employees eligible to participate under the plan. Awards are granted under the plan in the discretion of the administrator of the plan. The amount of stock options and/or stock units to be granted under the amended and restated plan is not determinable.

Equity Compensation Plan Information

The following table provides information as of December 31, 2002 with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

Plan Category	Number of Securities to be issued upon exercise of outstanding options and units	Weighted-average exercise price of outstanding options and units	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by stockholders	2,129,110	$ 10.34	874,669
Equity compensation plans not approved by stockholders	1,230,552	$ 10.84	N/A
Total	3,359,632	$ 10.45	874,669

On December 31, 2002, the total number of securities to be issued upon exercise of options and units consisted of 1,550,553 options, 1,659,099 units, and 150,000 employee stock purchase shares for a total of 3,359,632 shares. The equity compensation plans approved by the stockholders contained 1,518,852 options, 460,258 units, and 150,000 employee stock purchase shares for a total of 2,129,110 shares. The equity compensation plan not approved by the stockholders contained 1,198,841 units and 31,681 options and for a total of 1,230,522 shares.

The total options granted as of December 31, 2002 for equity compensation plans approved by the stockholders consists of 3,188 shares subject to options granted under the 1983 Incentive Stock Option Plan, 18,671 shares subject to options granted under the 1985 Incentive Stock Option Plan, 57,881 shares subject to options granted under the 1987 Non-Qualified Stock Option Plan, 1,007,612 shares subject to options granted under the 1997 Stock Incentive Plan, 408,500 shares subject to options granted under the 2001 Incentive Stock Plan, and 23,000 shares subject to options granted under the Equity Incentive Plan For Non-Employee Directors.

The total units granted as of December 31, 2002 for equity compensation plans approved by the stockholders consists of 233,824 shares that are subject to stock units granted under the 1997 Stock Incentive Plan, 206,520 shares that are subject to stock units granted under the 2001 Incentive Stock Plan, and 19,914 shares that are subject to stock units granted under the Equity Incentive Plan For Non-Employee Directors.

The total employee stock purchase shares granted as of December 31, 2002 for equity compensation plans approved by the stockholders consists of 150,000 shares subject to awards granted under the 1998 Employee Stock Purchase Plan. These shares were issued on January 3, 2003. The 2003 Employee Stock Purchase Plan authorizes a maximum of 200,000 shares for awards each year with no carryover into future years for shares not used for awards in a particular year.

As of December 31, 2002, the remaining shares available for future grants or awards under equity compensation plans approved by the stockholders consist of 186,221 shares under the 1997 Stock Incentive Plan, 584,980 shares under the 2001 Incentive Stock Plan and 103,468 shares under the Equity Incentive Plan For Non-Employee Directors for a total of 874,669 shares. Of the 874,669 shares remaining available for future grants, 298,911 shares must be granted as stock units under the Wealth Accumulation Plans or a successor plan.

The totals as of December 31, 2002 for equity compensation plans not approved by the stockholders include 1,198,841 shares that are subject to stock units granted to our investment executives and administrative employees who are not executive officers pursuant to a Wealth Accumulation Plan that was not approved by our stockholders nor funded by another stock-based compensation plan approved by our stockholders. As described in greater detail in "Proposal II. Approval of the Amendment and Restatement of the Stifel Financial Corp. 2001 Incentive Stock Plan," in the future we intend to fund the Wealth Accumulation Plan for employees who are not executive officers pursuant to the 2001 Incentive Stock Plan. No set amount of shares is specifically reserved under the Wealth Accumulation Plan for employees who are not executive officers but there were 150,816 shares reserved for grants of stock units as of December 31, 2002 that have occurred in 2003.

The December 31, 2002 totals for plans not approved by the stockholders also include 31,681 shares that are subject to stock options granted to non-employee directors. These options were granted prior to the adoption of the Equity Incentive Plan for Non-Employee Directors. There were no shares reserved for future grants or awards under this plan as of December 31, 2002.

Valuation

The fair market value per share of our common stock on any relevant date under the amended and restated 2001 Incentive Stock Plan is deemed to be equal to the closing selling price per share on that date on the New York Stock Exchange. On March 17, 2003, the record date, the fair market value per share of our common stock determined on such basis was $11.99.

Federal Income Tax Consequences

No income will be realized by a participating employee on the grant of an incentive stock option or a stock option which is not an incentive stock option, the grant of a stock appreciation right, the award of restricted stock or the award of stock units, and we will not be entitled to a deduction at such time. If a holder exercises an incentive stock option and does not dispose of the shares acquired within two years from the date of the grant, or within one year from the date of exercise of the option, no income will be realized by the holder at the time of exercise. We will not be entitled to a deduction by reason of the exercise. If a holder disposes of the shares acquired pursuant to an incentive stock option within two years from the date of grant of the option or within one year from the date of exercise of the option, the holder will realize ordinary income at the time of disposition equal to the excess, if any, of the lesser of (a) the amount realized on the disposition or (b) the fair market value of the shares on the date of exercise, over the holder's basis in the shares. We generally will be entitled to a deduction in an amount equal to such income in the year of the disqualifying disposition.

Upon the exercise of a stock option that does not qualify as an incentive stock option or the surrender of a stock appreciation right, the excess, if any, of the fair market value of the stock on the date of exercise over the purchase price or base price, as the case may be, is ordinary income to the holder as of the date of exercise. We generally will be entitled to a deduction equal to such excess amount in the year of exercise.

Subject to a voluntary election by the holder under Section 83(b) of the Internal Revenue Code of 1986, a holder will realize income as a result of the award of restricted stock at the time the restrictions expire on such shares. An election pursuant to Section 83(b) of the Internal Revenue Code of 1986 would have the effect of causing the holder to realize income in the year in which such award was granted. The amount of income realized will be the difference between the fair market value of the shares on the date such restrictions expire (or on the date of issuance of the shares, in the event of a Section 83(b) election) over the purchase price, if any, of such shares. We generally will be entitled to a deduction equal to the income realized in the year in which the holder is required to report such income.

An employee will realize income as a result of a performance award at the time the award is issued or paid. The amount of income realized by the participant will be equal to the fair market value of the shares on the date of issuance, in the case of a stock award, and to the amount of the cash paid, in the event of a cash award. We will be entitled to a corresponding deduction equal to the income realized in the year of such issuance or payment.

An employee will realize income as a result of an award of stock units at the time shares of our common stock are issued in an amount equal to the fair market value of such shares at that time. We will be entitled to a corresponding deduction equal to the income realized in the year of such issuance.

Recommendation of the Board of Directors

The affirmative vote of a majority of the shares present and entitled to vote at the meeting will constitute approval of the adoption of the plan. We recommend a vote "FOR" the adoption of the amendment and restatement of the Stifel Financial Corp. 2001 Incentive Stock Plan.

PROPOSAL III.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The board of directors, upon the recommendation of the Audit Committee, has appointed Deloitte & Touche LLP as our independent auditors for 2003. A resolution will be presented at the meeting to ratify the appointment of Deloitte & Touche LLP.

Aggregate fees billed to us by Deloitte & Touche LLP for 2002 are as follows:

Audit Fees. Deloitte & Touche LLP billed us $158,500 for the audit and review of our financial statements included in its Forms 10-K and 10-Q during 2002.

Financial Information Systems Design and Implementation Fees. Deloitte & Touche LLP did not bill us any fees during 2002 for services relating to financial information system design and implementation.

All Other Fees. Deloitte & Touche LLP billed us $32,024 for tax services and $67,000 for other audit-related services during 2002.

The Audit Committee has considered whether Deloitte & Touche LLP's provision of non-audit services was compatible with maintaining the independence of Deloitte & Touche LLP.

We have been advised that a representative of Deloitte & Touche LLP will be present at the meeting with an opportunity to make a statement if such representative desires and will be available to respond to questions of the stockholders.

Although we are not required to submit this appointment to a vote of the stockholders, the board of directors continues to believe that it is appropriate as a matter of policy to request that the stockholders ratify the appointment of Deloitte & Touche LLP as principal independent auditors. If the stockholders do not ratify the appointment, the Audit Committee will investigate the reasons for stockholder rejection and the board of directors will reconsider the appointment. Even if the appointment is ratified, the board of directors and the Audit Committee in their discretion may direct the appointment of a different independent accounting firm at any time during the year if they determine that such a change would be in the best interests of us and our stockholders.

The affirmative vote of a majority of the shares present and entitled to vote at the meeting is required to ratify the appointment of Deloitte & Touche LLP as our independent auditors for 2003. We recommend a vote "FOR" ratification of the appointment of Deloitte & Touche LLP as our independent auditors for 2003.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the board of directors oversees our financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The committee operates pursuant to a written charter which was approved and adopted by the board of directors. The board of directors has determined that each of the members of the committee is independent within the meaning of the listing standards of the Securities and Exchange Commission and the New York Stock Exchange. Our independent accountants, Deloitte & Touche LLP, are responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles in the United States of America.

In fulfilling its oversight responsibilities, the committee reviewed the audited financial statements in our Annual Report on Form 10-K with management. In connection with its review of our financial statements, the committee discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The committee meets with the independent accountants, with and without management present, to discuss their evaluations of our internal controls and the overall quality of our financial reporting. The committee reviewed with the independent accountants the acceptability of our accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards, including, but not limited to, those matters under SAS 61 (Codification of Statements on Auditing Standards). The committee has received from the independent accountants the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). In connection with this disclosure, the committee has discussed with the independent accountants the accountants' independence from management and us. The committee also reviews the internal audit department's organization, responsibilities, budget and staffing. The committee reviewed with both the independent accountants and the internal auditors their audit plans, audit scope, identification of audit risks and the results of the audit examinations.

Management is responsible for our financial reporting process, including our system of internal control, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles in the United States of America. Our independent accountants are responsible for auditing those financial statements. The committee's responsibility is to monitor and review these processes. It is not the committee's duty or responsibility to conduct auditing or accounting reviews or procedures. The members of the committee are not our employees and may not be, and may not represent themselves to be or to serve as, accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, the committee has relied, without independent verification, on management's representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent accountants included in their report on our financial statements. The committee's oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the committee's considerations and discussions with management and the independent accountants do not assure that our financial statements are presented in accordance with generally accepted accounting principles in the United States of America, that the audit of our financial statements has been carried out in accordance with generally accepted auditing standards or that our independent accountants are in fact "independent."

In reliance on the reviews and discussions referred to above, the committee recommended to the board of directors that the audited financial statements be included in the annual report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission.

2002 Audit Committee

Bruce A. Beda, Chairman
Robert J. Baer
Charles A. Dill
Richard F. Ford
John J. Goebel
Robert E. Lefton
James M. Oates
April 4, 2003

* * *

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at the 2004 annual meeting of stockholders must be received by us by December 13, 2003 for inclusion in our proxy statement and proxy card relating to that meeting. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement and proxy card in accordance with regulations governing the solicitation of proxies.

Under our by-laws, stockholder proposals, including nominations of directors, which do not appear in the proxy statement may be considered at a meeting of stockholders only if they involve a matter proper for stockholder action and written notice of the proposal is received by our corporate secretary not less than 60 days nor more than 90 days prior to the meeting; provided that if less than 70 days' notice or prior public disclosure of the date of a stockholders' meeting is given by us, notice must be timely received not later than the close of business on the tenth day following the earlier of (a) the day on which notice of the meeting was mailed or (b) the day on which public disclosure was made. The notice must contain the name, address and beneficial ownership of the stockholder, a brief description of the proposal to be brought or the name, age, address, business history, beneficial ownership and written consent to being named by any proposed nominee, any material interest of the stockholder in the proposal or any arrangement or understanding between the stockholder and the proposed nominee required to be disclosed under the proxy regulations, and the number of shares known by such stockholder to be supporting the proposal on the date notice is given.

ANNUAL REPORT

We simultaneously mailed the annual report for the year ended December 31, 2002 to our stockholders.

A copy our annual report on Form 10-K for the year ended December 31, 2002, as filed with the Securities and Exchange Commission (excluding exhibits), may be obtained by any stockholder, without charge, upon written request to James M. Zemlyak, Stifel Financial Corp., 501 North Broadway, St. Louis, MO 63102, or by accessing our Internet site at http://www.stifel.com and clicking under the "Investor Relations" section.

MISCELLANEOUS

We will bear the cost of solicitation of proxies. Proxies will be solicited by mail. They also may be solicited by officers and regular employees of us and our subsidiaries personally or by telephone, but such persons will not be specifically compensated for such services. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward the soliciting material to the beneficial owners of stock held of record by such persons and will be reimbursed for their reasonable expenses incurred in connection therewith.

Management knows of no business to be brought before the annual meeting of stockholders other than that set forth herein. However, if any other matters properly come before the meeting, it is the intention of the persons named in the proxy to vote such proxy in accordance with their judgment on such matters. Even if you plan to attend the meeting in person, please execute, date and return the enclosed proxy card promptly. Should you attend the meeting, you may revoke the proxy by voting in person. A postage-paid, return-addressed envelope is enclosed for your convenience. Your cooperation in giving this your prompt attention is appreciated.

By Order of the Board of Directors,

/s/ Marcia J. Kellams
Marcia J. Kellams, Secretary
April 11, 2003
St.Louis, Missouri

APPENDIX A

AMENDED AND RESTATED

STIFEL FINANCIAL CORP.

2001 INCENTIVE STOCK PLAN

1. Purpose. The purpose of the Amended and Restated 2001 Stifel Financial Corp. Incentive Stock Plan is to encourage key employees of Stifel Financial Corp. (the "Corporation") and such subsidiaries of the Corporation as the Administrator designates, to acquire shares of common stock of the Corporation ("Common Stock") or to receive monetary payments based on the value of such stock or based upon achieving certain goals on a basis mutually advantageous to such employees and the Corporation and thus provide an incentive for employees to contribute to the success of the Corporation and align the interests of key employees with the interests of the shareholders of the Corporation. The Plan serves as the funding source of the Stifel Financial Corp. Wealth Accumulation Plan for executive officers and the Stifel Financial Corp. Wealth Accumulation Plan for administrative employees and investment executives who are not executive officers.

2. Administration. The Plan shall be administered by the Board of Directors of the Corporation or the Compensation Committee of the Board of Directors (the "Administrator").

The authority to select persons eligible to participate in the Plan, to grant benefits in accordance with the Plan, and to establish the timing, pricing, amount and other terms and conditions of such grants (which need not be uniform with respect to the various participants or with respect to different grants to the same participant), may be exercised by the Administrator in its sole discretion.

Subject to the provisions of the Plan, the Administrator shall have exclusive authority to interpret and administer the Plan, to establish appropriate rules relating to the Plan, to delegate some or all of its authority under the Plan and to take all such steps and make all such determinations in connection with the Plan and the benefits granted pursuant to the Plan as it may deem necessary or advisable.

The Board of Directors in its discretion may delegate and assign specified duties and authority of the Administrator to any other committee and retain the other duties and authority of the Administrator to itself. Also, the Board of Directors in its discretion may appoint a separate committee of outside directors to make awards that satisfy the requirements of Section 162(m) of the Internal Revenue Code.

3. Shares Reserved Under the Plan. Subject to the provisions of Section 12 (relating to adjustment for changes in capital stock) the Plan initially reserves for issuance under the Plan an aggregate of 1,500,000 shares of Common Stock of the Corporation, which may be authorized but unissued or treasury shares. In addition to such 1,500,000 shares of Common Stock, which may be awarded pursuant to any of the types of benefits described in Section 5, for each calendar year in the seven-year period commencing January 1, 2003, the number of shares reserved for issuance under the Plan shall automatically increase by an additional 200,000 shares; provided that, such additional shares may be applied only to the grant of Stock Units awarded pursuant to the Plan in lieu of cash compensation that would otherwise have been paid currently to the participant where the value of the shares of Common Stock underlying such Stock Units, determined as of the date of grant, does not exceed the amount of such cash by more than 25 percent.

As used in this Section 3, the term "Plan Maximum" shall refer to the number of shares of Common Stock of the Corporation that are available for grant of awards pursuant to the Plan. Stock underlying outstanding options, stock appreciation rights, or performance awards will reduce the Plan Maximum while such options, stock appreciation rights or performance awards are outstanding. Shares underlying expired, canceled or forfeited options, stock appreciation rights or performance awards shall be added back to the Plan Maximum. When the exercise price of stock options is paid by delivery of shares of Common Stock of the Corporation, or if the Administrator approves the withholding of shares from a distribution in payment of the exercise price, the Plan Maximum shall be reduced by the net (rather than the gross) number of shares issued pursuant to such exercise, regardless of the number of shares surrendered or withheld in payment. If the Administrator approves the payment of cash to an optionee equal to the difference between the fair market value and the exercise price of stock subject to an option, or if a stock appreciation right is exercised for cash or a performance award is paid in cash, the Plan Maximum shall be increased by the number of shares with respect to which such payment is applicable. Restricted stock issued pursuant to the Plan will reduce the Plan Maximum while outstanding even while subject to restrictions. Shares of restricted stock shall be added back to the Plan Maximum if such restricted stock is forfeited or is returned to the Corporation as part of a restructuring of benefits granted pursuant to this Plan.

Notwithstanding the above, the maximum number of shares subject to stock options that may be awarded in any calendar year to any individual shall not exceed 100,000 shares (as adjusted in accordance with Section 12).

4. Participants. Participants will consist of such officers and key employees of the Corporation or any designated subsidiary as the Administrator in its sole discretion shall determine. Designation of a participant in any year shall not require the Administrator to designate such person to receive a benefit in any other year or to receive the same type or amount of benefit as granted to the participant in any other year or as granted to any other participant in any year. The Administrator shall consider such factors as it deems pertinent in selecting participants and in determining the type and amount of their respective benefits.

5. Types of Benefits. The following benefits may be granted under the Plan: (a) stock appreciation rights ("SARs"); (b) restricted stock ("Restricted Stock"); (c) performance awards ("Performance Awards"); (d) incentive stock options ("ISOs"); (e) nonqualified stock options ("NQSOs"); and (f) Stock Units, all as described below.

6. Stock Appreciation Rights. A SAR is the right to receive all or a portion of the difference between the fair market value of a share of Common Stock at the time of exercise of the SAR and the exercise price of the SAR established by the Administrator, subject to such terms and conditions set forth in a SAR agreement as may be established by the Administrator in its sole discretion. At the discretion of the Administrator, SARs may be exercised (a) in lieu of exercise of an option, (b) in conjunction with the exercise of an option, (c) upon lapse of an option, (d) independent of an option or (e) each of the above in connection with a previously awarded option under the Plan. If the option referred to in (a), (b) or (c) above qualified as an ISO pursuant to Section 422 of the Internal Revenue Code of 1986 ("Code"), the related SAR shall comply with the applicable provisions of the Code and the regulations issued thereunder. At the time of grant, the Administrator may establish, in its sole discretion, a maximum amount per share which will be payable upon exercise of a SAR, and may impose conditions on exercise of a SAR. At the discretion of the Administrator, payment for SARs may be made in cash or shares of Common Stock of the Corporation, or in a combination thereof. SARs will be exercisable not later than ten years after the date they are granted and will expire in accordance with the terms established by the Administrator.

7. Restricted Stock. Restricted Stock is Common Stock of the Corporation issued or transferred under the Plan (other than upon exercise of stock options or as Performance Awards) at any purchase price less than the fair market value thereof on the date of issuance or transfer, or as a bonus, subject to such terms and conditions set forth in a Restricted Stock agreement as may be established by the Administrator in its sole discretion. In the case of any Restricted Stock:

(a) The purchase price, if any, will be determined by the Administrator.

(b) The period of restriction shall be established by the Administrator for any grants of Restricted Stock;

(c) Restricted Stock may be subject to (i) restrictions on the sale or other disposition thereof; (ii) rights of the Corporation to reacquire such Restricted Stock at the purchase price, if any, originally paid therefor upon termination of the employee's employment within specified periods; (iii) representation by the employee that he or she intends to acquire Restricted Stock for investment and not for resale; and (iv) such other restrictions, conditions and terms as the Administrator deems appropriate.

(d) The participant shall be entitled to all dividends paid with respect to Restricted Stock during the period of restriction and shall not be required to return any such dividends to the Corporation in the event of the forfeiture of the Restricted Stock.

(e) The participant shall be entitled to vote the Restricted Stock during the period of restriction.

(f) The Administrator shall determine whether Restricted Stock is to be delivered to the participant with an appropriate legend imprinted on the certificate or if the shares are to be issued in the name of a nominee or deposited in escrow pending removal of the restrictions.

8. Performance Awards. Performance Awards are Common Stock of the Corporation, monetary units or some combination thereof, to be issued without any payment therefor, in the event that certain performance goals established by the Administrator are achieved over a period of time designated by the Administrator, but not in any event more than five years. The goals established by the Administrator may include return on average total capital employed, earnings per share, increases in share price or such other goals as may be established by the Administrator. In the event the minimum corporate goal is not achieved at the conclusion of the period, no payment shall be made to the participant. Actual payment of the award earned shall be in cash or in Common Stock of the Corporation or in a combination of both, as the Administrator in its sole discretion determines. If Common Stock of the Corporation is used, the participant shall not have the right to vote and receive dividends until the goals are achieved and the actual shares are issued.

9. Incentive Stock Options. ISOs are stock options to purchase shares of Common Stock at not less than 100 percent of the fair market value of the shares on the date the option is granted, subject to such terms and conditions set forth in an option agreement as may be established by the Administrator in its sole discretion that conform to the requirements of Section 422 of the Code. Said purchase price may be paid (a) by check or (b), in the discretion of the Administrator, by the delivery of shares of Common Stock of the Corporation owned by the participant for at least six months, or (c), in the discretion of the Administrator, by a combination of any of the foregoing, in the manner provided in the option agreement. The aggregate fair market value (determined as of the time an option is granted) of the stock with respect to which ISOs are exercisable for the first time by an optionee during any calendar year (under all option plans of the Corporation and its subsidiary corporations) shall not exceed $100,000.

10. Nonqualified Stock Options. NQSOs are nonqualified stock options to purchase shares of Common Stock at purchase prices established by the Administrator on the date the options are granted, subject to such terms and conditions set forth in an option agreement as may be established by the Administrator in its sole discretion. The purchase price may be paid (a) by check or (b), in the discretion of the Administrator, by the delivery of shares of Common Stock of the Corporation owned by the participant for at least six months, or (c), in the discretion of the Administrator, by a combination of any of the foregoing, in the manner provided in the option agreement. NQSOs granted after the date of shareholder approval of the Plan shall be exercisable no later than ten years after the date they are granted.

11. Stock Units. A Stock Unit represents the right to receive a share of Common Stock from the Corporation at a designated time in the future, subject to such terms and conditions set forth in a Stock Unit agreement as may be established by the Administrator in its sole discretion. The participant generally does not have the rights of a shareholder until receipt of the Common Stock. The Administrator may in its discretion provide for payments in cash, or adjustment in the number of Stock Units, equivalent to the dividends the participant would have received if the participant had been the owner of shares of Common Stock instead of the Stock Units.

12. Adjustment Provisions.

(a) If the Corporation shall at any time change the number of issued shares of Common Stock without new consideration to the Corporation (such as by stock dividends or stock splits), the total number of shares reserved for issuance under this Plan and the number of shares covered by each outstanding benefit shall be adjusted so that the aggregate consideration payable to the Corporation, if any, and the value of each such benefit shall not be changed. Benefits may also contain provisions for their continuation or for other equitable adjustments after changes in the Common Stock resulting from reorganization, sale, merger, consolidation, issuance of stock rights or warrants, or similar occurrence.

(b) Notwithstanding any other provision of this Plan, and without affecting the number of shares reserved or available hereunder, the Board of Directors may authorize the issuance or assumption of benefits in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate.

13. Change in Control. In the event of a Change in Control of the Corporation, as defined below, the vesting of all outstanding SARs, shares of Restricted Stock, ISOs, NQSOs and Stock Units shall be accelerated only to the extent set forth in the applicable agreement established by the Administrator in its sole discretion.

"Change in Control" means:

(a) The acquisition by any individual, entity or group, or a Person (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of ownership of 15 percent or more of either (i) the then outstanding shares of Common Stock of the Corporation ("Outstanding Corporation Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors ("Outstanding Corporation Voting Securities"); provided, however, such an acquisition of ownership of 15 percent or more but less than 25 percent of Outstanding Corporation Common Stock or Outstanding Corporation Voting Securities with the prior approval of the Board of Directors of the Corporation shall not result in a Change in Control within the meaning of this subparagraph (a);

(b) Individuals who, as of the date of approval of the Plan by the Board of Directors of the Corporation, constitute the Board of Directors of the Corporation ("Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, as a member of the Incumbent Board, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c) Approval by the stockholders of the Corporation of a reorganization, merger or consolidation, in each case, unless, following such reorganization, merger or consolidation, (i) more than 50 percent of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities immediately prior to such reorganization, merger or consolidation, in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities, as the case may be, (ii) no Person beneficially owns, directly or indirectly, 15 percent or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such corporation, entitled to vote generally in the election of directors (provided, however, such 15 percent threshold may be increased up to 25 percent by the Board of Directors of the Corporation prior to such approval by the stockholders) and (iii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

(d) Approval by the stockholders of the Corporation of (i) a complete liquidation or dissolution of the Corporation or (ii) the sale or other disposition of all or substantially all of the assets of the Corporation, other than to a corporation, with respect to which following such sale or other disposition, (1) more than 50 percent of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election for directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities, as the case may be, (2) no person beneficially owns, directly or indirectly, 15 percent or more of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors (provided, however, such 15 percent threshold may be increased up to 25 percent by the Board of Directors of the Corporation prior to such approval by the stockholders) and (3) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Corporation.

14. Nontransferability. Each benefit granted under the Plan to an employee shall not be transferable otherwise than by will or the laws of descent and distribution; provided, however, NQSOs granted under the Plan may be transferred, without consideration, to a Permitted Transferee (as defined below). Benefits granted under the Plan shall be exercisable, during the participant's lifetime, only by the participant or a Permitted Transferee. In the event of the death of a participant, exercise or payment shall be made only:

(a) By or to the Permitted Transferee, executor or administrator of the estate of the deceased participant or the person or persons to whom the deceased participant's rights under the benefit shall pass by will or the laws of descent and distribution; and

(b) To the extent that the deceased participant or the Permitted Transferee, as the case may be, was entitled thereto at the date of his death.

For purposes of this Section 14, "Permitted Transferee" shall include (i) one or more members of the participant's family, (ii) one or more trusts for the benefit of the participant and/or one or more members of the participant's family, or (iii) one or more partnerships (general or limited), corporations, limited liability companies or other entities in which the aggregate interests of the participant and members of the participant's family exceed 80 percent of all interests. For this purpose, the participant's family shall include only the participant's spouse, children and grandchildren.

15. Taxes. The Corporation shall be entitled to withhold the amount of any tax attributable to any amounts payable or shares deliverable under the Plan after giving the person entitled to receive such payment or delivery notice as far in advance as practicable, and the Corporation may defer making payment or delivery as to any benefit if any such tax is payable until indemnified to its satisfaction. The person entitled to any such delivery may, by notice to the Corporation at the time the requirement for such delivery is first established, elect to have such withholding satisfied by a reduction of the number of shares otherwise so deliverable, such reduction to be calculated based on a closing market price on the date of such notice.

16. Tenure. A participant's right, if any, to continue to serve the Corporation and its subsidiaries as an officer, employee, or otherwise, shall not be enlarged or otherwise affected by his or her designation as a participant under the Plan.

17. Duration, Interpretation, Amendment and Termination. No benefit shall be granted more than ten years after the date of adoption of this Plan; provided, however, that the terms and conditions applicable to any benefit granted within such period may thereafter be amended or modified by mutual agreement between the Corporation and the participant or such other person as may then have an interest therein. Also, by mutual agreement between the Corporation and a participant hereunder, stock options or other benefits may be granted to such participant in substitution and exchange for, and in cancellation of, any benefits previously granted such participant under this Plan. To the extent that any stock options or other benefits which may be granted within the terms of the Plan would qualify under present or future laws for tax treatment that is beneficial to a recipient, then any such beneficial treatment shall be considered within the intent, purpose and operational purview of the Plan and the discretion of the Administrator, and to the extent that any such stock options or other benefits would so qualify within the terms of the Plan, the Administrator shall have full and complete authority to grant stock options or other benefits that so qualify (including the authority to grant, simultaneously or otherwise, stock options or other benefits which do not so qualify) and to prescribe the terms and conditions (which need not be identical as among recipients) in respect to the grant or exercise of any such stock option or other benefits under the Plan. The Board of Directors may amend the Plan from time to time or terminate the Plan at any time. However, no action authorized by this paragraph shall reduce the amount of any existing benefit or change the terms and conditions thereof without the participant's consent. No amendment of the Plan shall, without approval of the stockholders of the Corporation, (a) increase the total number of shares which may be issued under the Plan or increase the amount or type of benefits that may be granted under the Plan; or (b) modify the requirements as to eligibility for benefits under the Plan.

18. Effective Date. This Amended and Restated 2001 Stifel Financial Corp. Incentive Stock Plan shall become effective as of the date it is adopted by the Board of Directors of the Corporation subject only to approval by the holders of a majority of the outstanding voting stock of the Corporation within twelve months before or after the adoption of the Plan by the Board of Directors.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby nominates, constitutes and appoints Ronald J. Kruszewski and Marcia J. Kellams (or such other person as is designated by the board of directors of Stifel Financial Corp. ("Stifel")) (the "Proxies"), or either of them (with full power to act alone), true and lawful attorney(s), with full power of substitution, for the undersigned and in the name, place and stead of the undersigned to vote as designated below all of the shares of common stock, $0.15 par value, of Stifel entitled to be voted by the undersigned at the annual meeting of stockholders to be held on May 12, 2003 and at any adjournments or postponements thereof.

THE BOARD OF DIRECTORS HAS PROPOSED AND RECOMMENDS A VOTE "FOR" THE FOLLOWING:

1. ELECTION OF DIRECTORS:

☐ FOR all nominees listed below (except as marked below) ☐ WITHHOLD AUTHORITY to vote for all nominees listed below

INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE,

STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.

For term expiring in 2006:

Charles A. Dill

Richard F. Ford

Walter F. Imhoff

2. PROPOSAL TO AMEND AND RESTATE THE STIFEL FINANCIAL CORP. 2001 INCENTIVE STOCK PLAN.

☐ For ☐ Against ☐ Abstain

3. PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP as independent public auditors of the Company:

☐ For ☐ Against ☐ Abstain

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted "FOR" all the named nominees for director, "FOR" Proposal 2 and "FOR" Proposal 3.

The undersigned acknowledges receipt of the 2002 annual report to stockholders and the notice of the annual meeting and the proxy statement. Please mark, sign, date and return the proxy card promptly using the enclosed envelope.

☐	PLEASE CHECK THIS BOX IF YOU PLAN TO ATTEND THE MEETING IN PERSON.

SIGN HERE _______________________________________________
(Please sign exactly as name appears at left)
SIGN HERE _______________________________________________
Executors, administrators, trustees, etc. should indicate when signing
DATED _______________________________________________

Please sign this proxy card exactly as your shares are registered. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If more than one person holds the power to vote the same, any one of them may sign this proxy card. If the shareholder is a corporation, this proxy card must be signed by a duly authorized officer of the shareholder. By signing this proxy card, you acknowledge receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, with all enclosures and attachments, dated April 11, 2003.